Exhibit 23.1


                 CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
NaviSite, Inc.:


      We consent to the incorporation by reference in the Registration Statement on Form S-8 of NaviSite, Inc., of our report dated August 27, 1999, except as to Note 14, which is dated as of October 8, 1999, with respect to the consolidated balance sheets of NaviSite, Inc. as of July 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended July 31, 1999, which report appears in the Registration Statement on Form S-1 (Registration No. 333-83501) filed by the Company under the Securities Act of 1933, as amended, which was declared effective by the Securities and Exchange Commission on October 21, 1999.


/s/ KPMG LLP

KPMG LLP

Boston, Massachusetts
October 29, 1999